Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Contacts:	Chuck Coppa, CFO or Lyle Jensen, CEO
GreenMan Technologies, Inc. 781-224-2411

Investor Relations Contacts: John Nesbett or Jennifer Belodeau
Institutional Marketing Services (IMS), 203-972-9200

EPA Amends Alternative Fuel Conversion Regulations

GreenMan Positioned to Launch Its U.S. Vehicular Commercialization in 2011

Lynnfield, MA – April 5, 2011 --- GreenMan Technologies, Inc. (OTCQB:GMTI) announced that the U.S. Environmental Protection Agency (“EPA”) has amended its alternative fuel conversion regulations for light, medium and heavy-duty vehicles, thereby providing the Company’s American Power Group subsidiary (“APG”) with a clear path to begin selling its dual fuel vehicular system in the United States during 2011.

Excerpts from the EPA Policy Overview state, “Previous EPA regulations required vehicle and engine conversion systems to be converted by a certificate of conformity to gain regulatory exemption from potential tampering charges. EPA evaluated the requirement and determined that it is appropriate to introduce new flexibilities for all clean alternative fuel converters and expand compliance options for certain categories of conversions. The new approach builds upon the concept that it is appropriate to treat conversions differently based on the age of the vehicle or engine being converted. Under new regulation, testing and compliance procedures differ based on the age category of the vehicle or engine that is being converted: 1) new or relatively new; 2) intermediate age, or 3) outside useful life. All conversion manufacturers seeking exemption must demonstrate compliance, but the requirements differ among age categories. The new options will reduce some economical and procedural impediments to clean alternative fuel conversions while maintaining environmental safeguards to ensure that acceptable emission levels from converted vehicles and engines are being sustained. EPA expects the streamlined approach to result in cost savings for many converters”.

Power Systems Research, a global supplier of business information to the engine, power products and components industries, estimates that approximately 4.6 million medium and heavy duty diesel vehicles, representing approximately 93% of all medium to heavy duty vehicles on the road today fit into either the “intermediate age” or “outside useful life” classifications.

APG’s dual fuel system converts diesel engines and diesel generators to function more efficiently and at a lower operating cost (average net fuel cost savings of 30% - 40%) by seamlessly displacing 40%-70% of the normal diesel fuel consumption with CNG, LNG, well-head gas, or bio-methane. APG’s system is non-invasive to the OEM engine and operates within all OEM performance controls with the flexibility to seamlessly return to 100% diesel operation at any time. APG’s dual fuel conversion and emissions reduction systems can help users achieve their sustainability goals through lower carbon monoxide, nitrogen oxide, and particulate matter emissions. In addition, the introduction of natural gas through APG’s dual fuel system does not impact diesel engine power or pulling torque and will assist in extending the engine’s oil life as natural gas is a cleaner burning fuel compared to diesel.

Lyle Jensen, GreenMan’s President and Chief Executive Officer, stated, “During this past year, we have conducted successful vehicular test trial installations in Australia, India, Pakistan, and Africa. We now have the ability to prove here in the United States the positive economic and environmental impact that our dual fuel system can have on aftermarket diesel vehicles operating on U.S. highways. With APG’s primary focus on aftermarket conversions of vehicular and stationary diesel engines, we believe that these new regulations will have a profound impact on our ability to commercialize fully our V-3000 vehicular dual fuel system in the United States.”

About GreenMan Technologies

GreenMan’s alternative energy subsidiary, American Power Group, Inc. (“APG”) provides a cost-effective patented dual fuel conversion technology for diesel engines and diesel generators. APG's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: 1) diesel fuel and compressed natural gas ("CNG"); 2) diesel fuel and liquid natural gas (“LNG”); 3) diesel fuel and well-head gas); and 4) diesel fuel and bio-methane; and 3) only diesel fuel, with the flexibility to return to 100% diesel fuel operation depending on the circumstances. The proprietary technology seamlessly displaces 40% to 70% of the normal diesel fuel consumption and the energized fuel balance is maintained with a proprietary controller system ensuring the engines operate to Original Equipment Manufacturers' ("OEM") specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications requires no engine modification unlike the more expensive high-pressure alternative fuel systems in the market See additional information at: www.greenman.biz. and www.americanpowergroupinc.com.

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risks and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the fact that we have sold the tire recycling operations which have historically generated substantially all our revenue and that we will be prohibited from competing in that business on a regional basis until 2013; the risk that we may not be able to increase the revenue or improve the operating results of our American Power Group division; the risk that we may not be able to return to sustained profitability; the risk that we may not be able to secure additional funding necessary to grow our business, on acceptable terms or at all; the risk that if we have to sell securities in order to obtain financing, the rights of our current stockholders may be adversely affected; the risk that we may not be able to increase the demand for our products and services; the risk that we may not be able to adequately protect our intellectual property; and risks of possible adverse effects of economic, governmental, seasonal and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. The Company disclaims any intent or obligation to update these "forward-looking" statements.